Exhibit 99.1

News Release

For Immediate Release
February 6, 2012

CARROLLTON BANCORP REPORTS FOURTH QUARTER AND FULL YEAR NET INCOME

COLUMBIA, MARYLAND - Carrollton Bancorp, (NASDAQ: CRRB) the parent company of Carrollton Bank, announced net income of $569,000 for the fourth quarter of 2011 and $547,000 for the year ended December 31, 2011, compared to net losses of $1.2 million and $946,000 for the comparable periods in 2010.  Net income available to common stockholders for the fourth quarter of 2011 was $431,000 ($0.17 per diluted share) compared to a net loss attributable to common stockholders of $1.3 million ($0.52 loss per diluted share) for the fourth quarter of 2010. Net loss attributable to common stockholders for the year ended December 31, 2011 was $1,587 ($0.00 loss per diluted share) compared to net loss attributable to common stockholders of $1.5 million ($0.58 loss per diluted share) for the same period in 2010.

The Company’s pre-tax income was $887,000 for the quarter ended December 31, 2011 compared to a pre-tax loss of $2.0 million for the quarter ended December 31, 2010. For the year ended December 31, 2011, the Company earned income before taxes of $701,000 compared to a loss before taxes of $1.8 million for the year ended December 31, 2010.

The improvement in operating results for the quarter ended December 31, 2011, as compared to the same period in 2010, is primarily a result of a $2.3 million decline in the provision for loan losses, as well as an $801,000 decline in noninterest expenses.

The improvement in operating results for the year ended December 31, 2011, compared to 2010, is primarily a result of a $1.1 million improvement in noninterest income and a $1.9 million decline in the provision for loan losses. These improvements were partially offset by higher costs associated with foreclosed real estate and lower net interest income earned on a smaller asset base. During the year ended December 31, 2011, the Company recorded a provision for loan losses of $2.2 million compared to $4.1 million during the same period in 2010. Expenses and losses associated with foreclosed real estate were $1.4 million for the year ended December 31, 2011 as compared to $889,000 for 2010.

Nonperforming assets (nonaccrual loans and foreclosed real estate) decreased by 7.9% from $9.5 million at December 31, 2010 to $8.8 million at December 31, 2011. The allowance for loan losses represented 1.81% of outstanding loans as of December 31, 2011 compared to 1.55% at December 31, 2010. The Company experienced net charge-offs of $1.8 million for the year ended December 31, 2011 as compared to net charge-offs of $3.9 million for 2010.

The Company’s recent strategy, focused on carefully shrinking the balance sheet, continued to benefit net interest margins and capital ratios. The Company’s net interest margin of 4.01% for the year ended December 31, 2011 improved from 3.74% for the year ended December 31, 2010. The benefit of reducing the size of the balance sheet is that the Company has been able to improve its regulatory capital ratios even though it has generated no capital growth after accounting for dividends on preferred stock. Unfortunately the benefit of stronger margins was offset by the lower interest earning assets in 2011 resulting in a $275,000 decline in net interest income for the year ended December 31, 2011 as compared to 2010. As a result, management has revised its strategy to maintaining asset levels while continuing to pursue opportunities to lower funding costs.

The Company’s noninterest income businesses continue to perform well as demonstrated by increases in noninterest income of $94,000 and $1.1 million for the three and twelve month periods as a result of strength in the Company’s electronic banking, investment brokerage and mortgage origination businesses and a decrease in write-downs on investment securities.

Noninterest expenses decreased by $801,000 for the three month period ended December 31, 2011 but increased by $226,000 for the year, compared to the same periods in 2010. The quarterly decrease resulted from a reduction in salary and employee benefit costs and a decrease in expenses and losses associated with the management and disposal of foreclosed real estate.

The increase in the full year expenses include increases in loan workout costs, the previously mentioned expenses and losses associated with the management and disposal of foreclosed real estate and a change in the structure of the mortgage banking division during the first quarter of 2010 that resulted in a shift of costs that were previously recorded as an offset to mortgage fee income. These increased expenses were partially offset by decreases in employee salaries and benefits.

President and Chief Executive Officer Bob Altieri stated, “We have followed our strategic plan to improve capital levels and as our capital ratios indicate, we have done so successfully.  Unfortunately, that comes with a cost and that is growth.  In order to strategically grow, more improvement is needed in capital, which could be derived from the capital markets, though it appears a daunting challenge for community banks.  We continue to focus on capital and ways to prepare to redeem the preferred stock issued pursuant to the Troubled Asset Relief Program (“TARP”).”

Total assets as of December 31, 2011 compared to December 31, 2010 reflect a 5.6%, or $21.7 million, decrease to $364.8 million. Gross loans decreased 7.6%, or $24.5 million, from $322.0 million at December 31, 2010 to $297.5 million at December 31, 2011. Investments, at amortized cost, decreased 13.0%, or $4.8 million, to $32.2 million at December 31, 2011 from $37.0 million as of December 31, 2010. This decrease is a result of management’s decision to use cash flow from investments to shrink the balance sheet by reducing high cost borrowings.

Total deposits increased 4.4%, or $13.4 million, to $315.0 million while borrowings decreased $37.1 million from balances at December 31, 2010. The increase in deposits was comprised of an $8.8 million increase in non-interest bearing deposits and a $10.8 million increase in interest bearing transaction accounts. These increases were partially offset by a $6.2 million reduction in certificates of deposit. The significant and intentional deleveraging of the balance sheet resulted in an improvement in net interest margins to 4.01% for the year ended December 31, 2011 as compared to 3.74% for 2010.

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 10 branch offices in central Maryland.  The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

The statement regarding our current strategy to maintain asset levels and continuing to pursue opportunities to lower funding costs is a forward-looking statement within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Although the Company believes this statement is based on reasonable estimates and assumptions, the Company is unable to provide any assurance that its expectations will, in fact, occur or that its estimates or assumptions will be correct. Actual results could differ materially from those expressed or implied by such forward-looking statement and such statement is not a guarantee of future performance. Potential risks and uncertainties that could cause anticipated results to differ from those expressed or implied by such forward-looking statement include, but are not limited to, unexpected changes in the housing market or in general economic conditions in our market area, unexpected changes in market interest rates, the impact of new governmental regulations that might require changes in our business model, and other risks and uncertainties as described in reports Carrollton Bancorp files with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward looking statements.

A summary of financial information follows.  For additional information, contact Mark A. Semanie, Chief Financial Officer, (410) 536-7308.

FINANCIAL HIGHLIGHTS
Carrollton Bancorp
	Three Months Ended December 31,			Year Ended December 31,
	2011	2010	%Change	2011	2010	%Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Results of Operations
Net interest income	$3,503,461	$3,824,057	(8.38%)	$14,073,224	$14,348,420	(1.92%)
Provision for loan losses	119,798	2,461,991	(95.13%)	2,156,626	4,106,353	(47.48%)
Noninterest income	2,152,321	2,058,158	4.58%	7,932,093	6,840,253	15.96%
Noninterest expenses	4,649,186	5,450,612	(14.70%)	19,147,630	18,922,088	1.19%
Income tax expense (benefit)	318,247	(841,491)	-	154,333	(894,132)	-
Net income (loss)	568,551	(1,188,898)	-	546,728	(945,636)	-
Net income (loss) to common stockholders	431,471	(1,325,445)	-	(1,587)	(1,488,635)	99.89%

Per Share
Net income - diluted	$0.17	$(0.52)	(132.69%)	$0.00	$(0.58)	100.00%
Cash dividends declared	0.00	0.02	(100.00%)	0.00	0.14	(100.00%)
Book value	9.19	9.51	(3.39%)	9.19	9.51	(3.39%)
Common stock closing price	2.80	4.31	(35.03%)	2.80	4.31	(35.03%)

At December 31
Short term investments	$13,185,809	$4,539,096	190.49%	$13,185,809	$4,539,096	190.49%
Investment securities (b)	32,208,127	37,011,545	(12.98%)	32,208,127	37,011,545	(12.98%)
Loans held for sale	28,420,897	32,754,383	(13.23%)	28,420,897	32,754,383	(13.23%)
Loans (net of unearned income) (a)	269,048,846	289,228,889	(6.98%)	269,048,846	289,228,889	(6.98%)
Earning assets (b)	344,974,979	366,996,913	(6.00%)	344,974,979	366,996,913	(6.00%)
Total assets	364,810,229	386,490,730	(5.61%)	364,810,229	386,490,730	(5.61%)
Total deposits	314,992,836	301,629,531	4.43%	314,992,836	301,629,531	4.43%
Stockholders' equity	32,684,536	33,395,068	(2.13%)	32,684,536	33,395,068	(2.13%)

Common shares outstanding	2,576,388	2,573,088		2,576,388	2,573,088

Average Balances
Short term investments	$11,937,305	$4,786,442	149.40%	$8,753,007	$12,720,311	(31.19%)
Investment securities (b)	32,599,279	41,587,435	(21.61%)	34,673,955	52,812,437	(34.35%)
Loans held for sale	27,702,068	29,242,855	(5.27%)	26,200,969	20,945,815	25.09%
Loans (net of unearned income) (a)	271,040,525	295,620,161	(8.31%)	278,716,467	293,923,701	(5.17%)
Earning assets (b)	345,700,830	374,766,072	(7.76%)	351,320,300	384,144,059	(8.54%)
Total assets	365,846,229	392,571,357	(6.81%)	371,403,345	403,844,988	(8.03%)
Total deposits	316,617,996	312,679,241	1.26%	310,726,423	321,484,196	(3.35%)
Stockholders' equity	34,065,108	35,658,462	(4.47%)	33,632,880	36,001,949	(6.58%)

Earnings Ratios
Return on average total assets	0.62%	(1.20%)		0.15%	(0.23%)
Return on average stockholders' equity	6.62%	(13.23%)		1.63%	(2.63%)
Net interest margin	4.02%	4.05%		4.01%	3.74%

Credit Ratios
Nonperforming assets as a percent of
period-end loans and foreclosed real estate (c)	3.21%	3.24%		3.21%	3.24%
Allowance to loans (a)	1.81%	1.55%		1.81%	1.55%
Net loan losses to average loans	0.00%	1.02%		0.64%	1.34%

Capital Ratios (period end)
Stockholders' equity to total assets	8.96%	8.64%		8.96%	8.64%
Leverage capital	9.75%	9.45%		9.75%	9.45%
Tier 1 risk-based capital	10.59%	10.12%		10.59%	10.12%
Total risk-based capital	11.87%	11.35%		11.87%	11.35%

(a) Excludes loans held for sale
(b) Excludes market value adjustment on securities available for sale
(c) Nonperforming assets are comprised of nonaccrual loans and foreclosed real estate. Excludes performing restructured loans of $8.5 million and $7.8 million as of December 31, 2011 and 2010, respectively.